UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 1, 2005

Administaff, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13998	76-0479645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19001 Crescent Springs Drive
Kingwood, Texas 77339
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 358-8986

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Administaff, Inc. Page 2

Item 1.01. Entry into a Material Definitive Agreement

On February 7, 2005, the Company issued a press release announcing recent actions of the board of directors and the compensation committee of the board of directors, the text of which is set forth in Exhibit 99.1.

On February 1, 2005, the compensation committee of the board of directors approved the following:

•	Accelerated vesting of all unvested stock options that have an exercise price greater than the company’s January 31, 2005 closing market price of $14.59. This accelerated vesting will affect approximately 733,000 common stock options with a weighted average exercise price of $18.09. The primary purpose of the accelerated vesting is to eliminate future compensation expense the company would otherwise recognize in its income statement with respect to these accelerated options subsequent to the July 1, 2005 effective date of FASB Statement No. 123(R) (“FASB 123(R)”). The estimated maximum future expense that is eliminated is approximately $5.9 million, including $1.5 million in 2005. Because these options have exercise prices in excess of the company’s stock price of $14.59 as of January 31, 2005, the company believes that these options may not be offering sufficient incentive to the employees when compared to the potential future compensation expense that would have been attributable to the options under FASB 123(R).
•	A grant of 302,000 restricted common shares to certain employees and officers of the company pursuant to the company’s 2001 Incentive Plan, including 108,300 restricted common shares to the company’s five most highly compensated officers. The restricted common shares have a fair value of $14.86 per share and vest over three years. Restricted common shares, under fixed accounting, are generally measured at fair value on the date of grant based on the number of shares granted and the quoted price of the common stock on the date of the grant. Such value is recognized as compensation expense over the corresponding vesting period.

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Administaff, Inc. Page 3

The following table sets forth additional information with respect to the accelerated options and restricted stock grants.

Name	Number of shares issuable under accelerated options	Weighted average exercise price	Number of shares of restricted stock granted
Paul J. Sarvadi Chairman of the Board and Chief Executive Officer	65,000	$17.65	40,000
Richard G. Rawson President	37,800	$17.72	19,900
A. Steve Arizpe Executive Vice President of Client Services and Chief Operating Officer	37,500	$17.72	19,900
Jay E. Mincks Executive Vice President of Sales and Marketing	35,100	$17.76	15,900
John H. Spurgin, II Senior Vice President of Legal, General Counsel and Secretary	28,300	$17.72	12,600
All other employees	529,610	$18.23	193,700
Total	733,310	$18.09	302,000

On February 1, 2005, the board of directors approved the following changes to directors’ compensation:

•	An increase in the cash component of the annual retainer from $20,000 to $30,000.
•	A decrease in board meeting fees from $3,500 to $2,000 per meeting attended in person, and $1,000 per meeting attended telephonically.
•	Payment of an annual committee member retainer of $2,000 for the compensation committee, and $3,000 for the finance, risk management and audit (“FRMA”) committee.
•	Payment of committee meeting fees of $750 per compensation committee meeting and $1,500 per FRMA committee meeting attended in person; and $325 and $750, respectively, for meetings attended telephonically.
•	An increase in the annual chairmanship fee to $6,000 from $3,000 for the FRMA committee.
•	Payment of a meeting fee of $1,500 to the chairman of the FRMA committee for meetings attended in person with management between board meetings, and $750 for such meetings attended telephonically.
•	Replacement of annual option grants of 5,000 per board member with annual grants of 3,600 unrestricted common shares. This matter is subject to shareholder approval at the company’s annual shareholders meeting on May 5, 2005.

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Administaff, Inc. Page 4

Item 8.01. Other Events.

On February 7, 2005, the Company issued a press release announcing recent actions of its board of directors and the compensation committee of the board of directors, the text of which is set forth in Exhibit 99.1.

On February 4, 2005, the board of directors declared a quarterly dividend of $0.07 per share of common stock to holders of record on March 7, 2005. The dividend will be paid on April 1, 2005.

Item 9.01 Financial Statements and Exhibits.

( C )

Exhibit Number	Exhibit Title
99.1	Press release dated February 7, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADMINISTAFF, INC.

By:	/s/ John H. Spurgin, II
John H. Spurgin, II
Sr. Vice President, Legal, General Counsel and Secretary

Date: February 7, 2005

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